Exhibit 99.1

From:   Rick White (media)
            414.221.4444
            rick.white@we-energies.com

           Colleen Henderson (investors)
           414.221.2592
           colleen.henderson@we-energies.com

July 6, 2004

FTC review of WICOR sale complete, Wisconsin Energy announces

MILWAUKEE -- Wisconsin Energy Corporation (NYSE: WEC) announced today that the Federal Trade Commission (FTC) has completed its review of the sale of the company's WICOR Industries subsidiary to Pentair, Inc. (NYSE: PNR). In addition, on June 30, the Public Service Commission of Wisconsin (PSCW) authorized the corporate restructuring of WICOR, Inc., necessary to facilitate the sale.

The transaction is expected to close on or about July 31.

"We are pleased that the FTC has completed its review and that the PSCW has acted expeditiously. We are looking forward to closing at the end of July," said Gale E. Klappa, Wisconsin Energy chairman, president and chief executive officer. "We believe the sale will benefit Pentair and the employees of WICOR Industries, strengthen our business, and create value for Wisconsin Energy shareholders."

In February, Wisconsin Energy announced it had reached an agreement to sell WICOR Industries, a manufacturer of water systems, filtration and pool equipment products, to Pentair for $850 million. In addition, Minnesota-based Pentair will assume approximately $25 million of debt.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 62,000 shareholders and approximately $10 billion in assets.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; factors which impact execution of the sale of the company's manufacturing segment; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2003, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

# # #